Exhibit 99.1

Abraxas Announces Debt Refinancing and New Borrowing Base,

Ample Liquidity and Enhanced Balance Sheet Stability

SAN ANTONIO (November 13, 2019) – Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced it has entered into a $100 million Senior Secured Second Lien Term Loan Facility (“Second Loan Facility”) with Angelo Gordon Energy Servicer, LLC. Net proceeds from the financing are estimated to be approximately $95 million, all of which was used to pay down the Company’s revolving credit facility.

At closing, the borrowing base under the Company’s revolving credit facility was set at $135 million and approximately $94 million was drawn, leaving $41 million of available liquidity under the facility.

“This new Second Lien Facility significantly expands our liquidity”, said Robert Watson, Abraxas CEO, “being able to complete this transaction with Angelo Gordon in today’s very difficult financing environment is testimony to the high-quality of our oil assets in the Delaware and Williston Basins. We now have ample liquidity and the balance sheet stability to investigate other opportunities to enhance shareholder value.”

Angelo Gordon Energy Servicer, LLC is Administrative Agent of the Second Lien Facility and an affiliate of the sole lender.

Petrie Partners is serving as financial advisor to Abraxas and Dykema Gossett PLLC is acting as Abraxas’ legal counsel.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain and Permian Basin regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Steve Harris/Vice President – Chief Financial Officer

Telephone 210.490.4788

sharris@abraxaspetroleum.com

www.abraxaspetroleum.com